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                                                                   EXHIBIT 23.5


                     CONSENT OF BT ALEX. BROWN INCORPORATED


     BT Alex. Brown Incorporated provided an opinion letter dated December 21, 1997 (the "Opinion") to the Board of Directors of CareWise, Inc. ("CareWise"). We hereby consent to the use of Annex B containing the Opinion in the Proxy Statement/Prospectus constituting a part of the registration statement on Form S-4 relating to the merger of a wholly owned subsidiary of PhyCor, Inc. with and into CareWise and to the references to the BT Alex. Brown Incorporated name in the Proxy Statement/Prospectus in connection with references to the Opinion. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


July 1, 1998



                                           /s/  BT Alex. Brown


                                           BT Alex. Brown Incorporated

                                           By: /s/ BT Alex. Brown Incorporated
                                               --------------------------------
                                                   Authorized Signatory